EXHIBIT 10.9

MASTER MANAGEMENT AGREEMENT

This Master Management Agreement (the “Agreement”) is made as of September 29th 2006 between Euroseas Ltd. (the “Company”), in its own capacity and as agent for each of its vessel owning subsidiaries identified in Schedule A hereto together with any additional subsidiaries that may acquire vessels in the future (the “Subsidiaries”) and Eurobulk Ltd. (the “Manager”).

WHEREAS

(A)	The Subsidiaries are the registered owners of the ships (the “Vessels”) described in Schedule A annexed hereto, as such Schedule may be amended from time to time.

(B)
The Company wishes to retain the Manager to provide, subject to the terms and conditions set forth herein, management services in respect of the Vessels and to the Company and the Manager is willing and able to provide such management services.

NOW therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree as follows:

1.	APPOINTMENT

1.	The Manager is hereby appointed by the Company as manager and the Manager hereby agrees to act as manager of the Vessels and to the Company.

2.
The Manager undertakes to use its best endeavours to provide the following services to the Vessels, namely: Crewing, Technical Management, Insurance, Freight Management, Accounting, Chartering, Sale and Purchase, Provisions, Bunkering and Operation (the “Services”).

3.
The Manager undertakes to use its best endeavours to provide the following services to the Company: compliance with SEC rules and regulations, compliance with Sarbanes-Oxley and various other services related to the proper administration of the Company’s obligations for the proper operation of the Vessels (the “Services”).

4.
The Manager shall render advise and provide executive services to the Company from time to time, including, but not limited to, the services of a chief executive officer, a chief financial officer and a secretary and such other matters as may be mutually agreed between the Manager and the Company. The executive services shall only be performed by the following persons: President and Chief Executive officer by Aristides J Pittas; Chief Financial officer and Treasurer by Anastasios Aslidis; and Secretary by Stephania Karmiri. Any other person performing any of these services must first be approved by the Company in writing.

5.
The terms of conditions under which the Manager will provide the Services to the Vessels are set out in the attached BIMCO standard Ship Management Agreement (“SHIPMAN”) as amended, which is hereby attached - Schedule B. Each Subsidiary will sign a management agreement with the Manager. The terms and conditions of this Agreement in relation to the Services to be provided by the Manager to the Vessels shall prevail over the terms and conditions of the SHIPMAN to the extent the two are inconsistent or in conflict.

6.
In the exercise of its duties to the Vessels, Manager shall act faithfully and diligently according to prudent shipping management standards and is entitled to provide the services in its own discretion, subject however to the terms and conditions of SHIPMAN.

2.	TERM

The engagement of the Manager shall start on October 1st 2006 and continue through 30 June 2011 (the “Initial Term”) and shall automatically be renewed thereafter for 5 years unless terminated by the Company or Manager by written notice to the other on or before the 90th day preceding the scheduled termination date, unless sooner terminated as hereinafter provided in section 6 below.

3.	PLACE OF PERFORMANCE

The Manager shall render the services at one or more suitable locations selected by the parties.

4.	REMUNERATION

In consideration of Manager’s Services, the Company will pay the Manager a fee broken down in two parts:

1)a lump sum fee payable directly by the Company of $517,500 per annum payable in advance in four quarterly installments. This amount will be adjusted annually (every July) for inflation as measured by the official inflation rate in Greece for the preceding year.

2)a daily fee of Euro 610 per day per vessel payable by each Subsidiary. This amount will be adjusted annually (every February) for the official inflation rate in Greece for the preceding year.

5.	EXPENSES

In order to facilitate Manager’s carrying out its duties hereunder to the Company, the Company shall promptly reimburse Manager for all reasonable expenses paid or incurred by or on behalf of the Manager in the performance of Manager’s Services.

6.	TERMINATION

This Agreement can be terminated:

a)
For cause, which shall mean a party’s willful misconduct in any material respect, or the material breach or material failure by a party to perform its duties or responsibilities hereunder or under any SHIPMAN, which shall not have been cured within 10 days after receipt of written notice;

b)	On at least 90 days written notice prior to the end of the Initial Term or prior to the expiration of any applicable renewal term;

c)	If the Company or the Manager ceases to conduct business, or all or substantially all of the properties or assets of either party is sold, seized or appropriated; or

d)
The Company or the Manager file a petition under any bankruptcy law or make an assignment for the benefit of their creditors, or otherwise seek relief under any law for the protection of debtors or shall adopt a plan of liquidation or a petition shall be filed against Company or Manager seeking to have it declared an insolvent or a bankrupt, and such petition is not dismissed or stayed within 90 days of its filing, or if Company or Manager shall admit in writing its insolvency or its inability to pay its debts as they mature, or if an order is made for the appointment of a liquidator, manager, receiver or trustee of Company or Manager of all or a substantial part of its assets, then this Agreement shall forthwith terminate and be of no further force and effect.

7.	CONFIDENTIAL INFORMATION

Manager agrees that, during its engagement by the Company and at all times thereafter, it will not disclose to others except to its employees, agents, advisors or representatives, directly or indirectly, any confidential information, which is in the nature of trade secrets, relating to the business, prospects or plans of the Company or the Subsidiaries. Upon termination of the engagement with the Company, Manager shall surrender to the Company any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in its or its agents or representatives’ possession which contain any such confidential information.

8.	NONEXCLUSIVE ENGAGEMENT

During the term of this Agreement, Manager shall be permitted to engage in such other business activities and perform services for entities other than the Company and the Subsidiaries; provided, however, Manager shall at all times provide sufficient staffing to satisfactorily perform the Services to be provided hereunder and Manager’s engagement in rendering services to entities other than the Company shall not substantially interfere with or adversely affect its provision of the Services hereunder.

9.	NOTICES

Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and received when delivered personally or three (3) days after mailing, if mailed by registered or certified mail, return receipt requested. Either party may change its mailing address for the purposes of this Agreement by notice to the other as herein provided.

10.	AUTHORITY

The Company represents to Manager that this Agreement has been duly authorized on behalf of the Company by its Board of Directors. Manager represents to the Company that this Agreement has been duly authorized on behalf of the Manager by its Board of Directors, that it is free to enter into this Agreement and that its entering into this Agreement does not violate any obligation that it has to any other person or legal entity.

11.	SEPARABILITY

In the event that any provision of this Agreement would be held to be invalid or unenforceable for any reason unless narrowed by construction, this Agreement shall be construed as if such invalid or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

12.	MISCELLANEOUS

(a) This Agreement sets forth the entire understanding of the Company and Manager with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by each of the parties hereto. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by either the Company or Manager in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Manager of any right or remedy under this Agreement preclude any of them from otherwise or further exercising the rights or remedies contained herein, or any other rights or remedies granted by any law or any related document.

(b) The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

(c) This Agreement shall be deemed to be a contract under the laws of Greece and shall be construed and enforced in accordance with the laws of said state. Any dispute under this Agreement shall be determined exclusively by the Courts of Athens. However, for disputes arising between the Subsidiaries and the Manager, the choice of law and the jurisdiction are governed by the terms of the SHIPMAN.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, taken together, shall constitute a single original document.

(e) It is understood and agreed among the parties that in rendering services hereunder, Manager is an independent contractor of the Company and shall not be deemed to constitute a director, officer or employee of the Company solely in respect of this Agreement.

(f) The Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement or arising from any payments made or to be made hereunder or thereunder.

(g) The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement shall so survive such termination.

(h) This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.

(i) (1) The Company hereby confirms to and agrees with Manager with respect to any and all matters arising out of or in connection with its engagement as a Manager hereunder, that Manager shall be entitled to receive the benefits of all indemnification provisions contained in the bylaws of the Company to the fullest extent permitted by applicable law at the time of the assertion of any liability against Manager. Without limiting the generality of the foregoing, the Company hereby covenants and agrees that Manager shall be entitled to receive any and all indemnification to which Manager would have been entitled had it or they acted as an officer or director of the Company, including, without limitation, such indemnification benefits as may hereafter be extended or otherwise made available by the Company to its executive officers.

(2) Manager shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal proceedings in which Manager's assistance may be requested by the Company. Such cooperation shall include, among other things, making documents in Manager's custody or control available to the Company or its counsel, making itself available for interviews by the Company or its counsel, and making itself available to appear as a witness, at deposition, trial or otherwise. Any and all reasonable and necessary vouchered out-of-pocket expenses incurred by Manager in fulfilling its obligations under this paragraph 12(i) shall be reimbursed by the Company.

(3) The provisions of this Section 12(i) shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first written above.

Euroseas Ltd.

By:_/s/ Aristides J. Pittas________
Name: Aristides J. Pittas
Title: Chief Executive Officer

Eurobulk Ltd.

By:_/s/ Nikolas Pittas___________
Name: Nikolaos Pittas
Title: Director